Exhibit 99.1

Terran Orbital Reports First Quarter 2024 Financial Results

•
Expanding collaboration and commitment from Lockheed Martin, awarded a new contract for 18 space vehicles, bringing to a total of 106 space vehicles for the Space Development Agency (SDA)
•
Second quarter 2024 awards exceed $100 million to-date
•
As of March 31, 2024, backlog was $2.7 billion; and, as of today, is estimated to be over $2.8 billion, inclusive of $400 million of non-Rivada programs
•
Review of strategic alternatives still ongoing

BOCA RATON, Fla., May 14, 2024 – Terran Orbital Corporation (NYSE: LLAP) ("Terran Orbital" or the "Company"), a leading manufacturer of satellite products primarily serving the aerospace and defense industries, today announced financial results and operational highlights for the three months ended March 31, 2024.

Marc Bell, Co-Founder, Chairman, and Chief Executive Officer of Terran Orbital prefaced the release by saying, “Our team was selected by Lockheed Martin to build 18 space vehicles for the SDA’s Tranche 2 Tracking Layer. We value Lockheed Martin’s partnership and look forward to continued collaboration under our Strategic Cooperation Agreement, which runs through 2035. We remain committed to exceeding customer expectations and delivering cutting-edge satellite solutions while our strategic review is still ongoing. This process includes a range of options, including staying independent.”

Results for the First Quarter of 2024

Revenue for the first quarter of 2024 was $27.2 million, down 3% compared to $28.2 million for the same quarter in 2023. The decrease in revenue was driven by unfavorable Estimate-at-Completion (EAC) adjustments, primarily on a single program due to challenges with a subcontractor, and was partially offset by an increase in revenue due to the continued and increased level of progress made in satisfying our customer contracts. During the three months ended March 31, 2024 and 2023, revenue included an estimated $13.1 million negative impact and $0.8 million positive impact, respectively, related to EAC adjustments on our firm fixed price contracts. EAC adjustments represent net impacts during the period related to changes in our aggregate program contract values, estimated costs at completion, and other program estimates, including the impacts of cost overruns and recognition of loss reserves.

Commenting on the first quarter, Mr. Bell said, “We expect the delayed revenue from this single program to be recognized by the end of the third quarter of 2024. This supply chain disruption underscores the importance of our vertical integration strategy. By bringing more aspects of the manufacturing process in-house, we can become less reliant on external factors and ensure on-time delivery for our valued customers.”

Cost of sales for the quarter was $33.4 million compared to $29.6 million for the same period in the prior year. The increase in cost of sales was primarily due to an increase of $2.9 million in labor, materials, third-party services, overhead, launch costs, other direct costs, $1.4 million related to reserves for anticipated losses on contracts period over period, and $1.3 million in depreciation and amortization, partially offset by a decrease of $2.3 million in share-based compensation expense. During the three months ended March 31, 2024 and 2023, cost of sales included an estimated $0.5 million negative impact and a $0.8 million positive impact, respectively, related to EAC adjustments on our firm fixed price contracts.

Gross loss for the first quarter of 2024 was $6.2 million compared to a loss of $1.4 million for the same period in the prior year. Excluding share-based compensation and depreciation and amortization included in cost of sales, Adjusted Gross (Loss) Profit(1) was $(3.4) million for the first quarter compared to $2.3 million for the same period in 2023. EAC adjustments negatively impacted gross loss and Adjusted Gross Loss by an estimated $13.6 million during the period compared to a positive impact of $1.5 million for the same period in the prior year.

Selling, general, and administrative expenses were $28.3 million in the first quarter of 2024, compared to $32.5 million for the same period in the prior year. The decrease in selling, general, and administrative expenses was primarily due to a decrease of $4.0 million in share-based compensation expense, as certain awards granted in connection with becoming a public company were fully expensed during the first quarter of 2023, and a decrease of $3.6 million in research and development activities, exclusive of allocated share-based compensation and depreciation. These decreases were partially offset by an increase of $3.0 million in administrative labor and benefits, net of allocated overhead, due to the increase in headcount on a comparative basis.

Net loss was $53.2 million in the first quarter of 2024, compared to a net loss of $54.4 million for the same period in the prior year. The improvement in net loss was driven by items discussed above and lower losses from changes in the fair values of warrant and derivative liabilities, partially offset by higher interest expense.

Adjusted EBITDA(1) was $(28.2) million for the first quarter of 2024, compared to $(22.6) million for the same quarter in 2023. The increase in negative Adjusted EBITDA was primarily due to a decrease in Adjusted Gross (Loss) Profit.

Capital expenditures totaled $2.5 million in the first quarter.

Balance Sheet and Liquidity

As of March 31, 2024, Terran Orbital had $43.7 million of cash on hand and approximately $316.7 million in gross debt obligations. The Company’s debt includes $15.0 million in connection with an obligation under one of its PIPE investment subscription agreements, which is payable in cash or equity at the Company’s option, subject to certain limitations.

Backlog

Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed. The unfunded portion of enforceable contracts is accounted for as variable consideration and is reported at our estimate of the most likely amount to which the Company is expected to be entitled. Although backlog reflects business associated with contracts considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog.

As of March 31, 2024, backlog was $2.7 billion, of which $2.4 billion was related to our contract with Rivada and $300 million was related to non-Rivada programs. As of May 14, 2024, backlog is estimated to be over $2.8 billion, inclusive of $400 million of non-Rivada programs.

Ongoing Review of Strategic Alternatives

As previously announced, a special committee of Terran Orbital’s board of directors composed solely of independent and disinterested directors, consistent with its fiduciary duties and in consultation with its financial and legal advisors, has engaged in an ongoing proactive process to evaluate strategic opportunities that are or may be available to the Company, including maintaining the status quo and continuing to operate as a standalone, independent publicly traded company, to determine the course of action that it believes will maximize value for the company’s stockholders.

Regarding the previously announced and subsequently withdrawn non-binding proposal from Lockheed Martin to acquire, in a merger transaction, all of the outstanding shares of the Company’s common stock not owned by it for a price of $1.00 per share (the “Lockheed Proposal”), independent director and special committee chair James LaChance stated: “We appreciate Lockheed Martin’s interest and engagement. In our discussions with Lockheed Martin regarding their proposal, including at an in-person meeting on April 16, 2024, we shared that the Company values its strategic relationship with Lockheed Martin, both as a security holder and as a key customer, and, as the strategic review process continues, we are committed to maximizing stockholder value and remain open to further exploring if there is value to be created for our stockholders through future commercial and strategic arrangements or transactions with Lockheed Martin.”

The special committee does not intend to provide any updates regarding the company’s ongoing strategic review process, unless and until it deems further disclosure is appropriate. There can be no assurance that the strategic review process will result in any transaction or strategic alternative, or any assurance regarding its outcome or timing.

Conference Call Information

Terran Orbital’s first quarter earnings call is scheduled for 11:00 a.m. ET today. The live webcast will be accessible on the Terran Orbital Investor Relations website at investors.terranorbital.com. The call can also be accessed by dialing 833-470-1428 within the U.S. and by dialing 404-975-4839 outside of the U.S. The passcode for both is 291823. A replay will be available by accessing the same link as listed above.

(1) Non-GAAP financial measure. Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP measures are included below.

About Terran Orbital

Terran Orbital Corporation is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

CONTACT:
ir@terranorbital.com
949-202-8476

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding our expected future financial results, including the timing of revenue recognition, our business strategy and future operations, strategic review and potential resulting transactions, our results of operations and its impact on our shareholders, our ability to execute, expectations regarding key customer contracts, and other expectations, plans and objectives of management are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including, but not limited to: Rivada’s ability to obtain additional funding to continue to finance its operations and fund future installments of our manufacturing contract; the status of Rivada’s regulatory approvals for its constellation and business operations and continuing ability to receive and maintain required regulatory approvals to conduct its business; Rivada’s right to terminate our contract for convenience or default; our ability to scale-up our manufacturing processes and facilities in order to meet the demands of the Rivada program and other programs; our ability to maintain compliance with the listing standards of the New York Stock Exchange; our ability to operate as a going concern; our ability to execute on programs and collect from customers in a timely manner; our ability to finance our operations, the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities; anticipated timing, cost, financing and development of our satellite manufacturing capabilities; limited access, or access on unfavorable terms, to equity and debt capital markets and other funding sources that will be needed to fund operations and make investments; and the other risks disclosed in our Annual Report on Form 10-K filed with the SEC on April 1, 2024 and the prospectus supplement dated September 18, 2023 related to our Registration Statement on Form S-3, as amended (File No. 333-271093), which was declared effective by the SEC on April 18, 2023.

These forward-looking statements are based on management’s current expectations, plans, forecasts, assumptions, and beliefs concerning future developments and their potential effects. There can be no assurance that the future developments affecting us will be those that we have anticipated, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. New risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual future results may be materially different from the expectations disclosed in the forward-looking statements we make. All forward-looking statements we make are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to, and we do not intend to, update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

TERRAN ORBITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$43,701	$71,663
Accounts receivable, net	1,642	14,735
Contract assets, net	26,370	21,390
Inventory	34,680	33,348
Prepaid expenses and other current assets	22,129	14,843
Total current assets	128,522	155,979
Property, plant, and equipment, net	48,356	46,449
Other assets	16,020	17,885
Total assets	$192,898	$220,313
Liabilities and shareholders' deficit:
Current portion of long-term debt	$12,839	$11,740
Accounts payable	24,791	22,850
Contract liabilities	111,549	103,924
Reserve for anticipated losses on contracts	620	977
Accrued expenses and other current liabilities	35,719	14,408
Total current liabilities	185,518	153,899
Long-term debt	179,421	171,033
Warrant and derivative liabilities	17,283	34,462
Other liabilities	17,756	18,555
Total liabilities	399,978	377,949
Shareholders' deficit:
Preferred stock	-	-
Common stock	20	20
Additional paid-in capital	358,981	355,144
Accumulated deficit	(566,255)	(513,011)
Accumulated other comprehensive income	174	211
Total shareholders' deficit	(207,080)	(157,636)
Total liabilities and shareholders' deficit	$192,898	$220,313

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$27,235	$28,198
Cost of sales	33,391	29,597
Gross loss	(6,156)	(1,399)
Selling, general, and administrative expenses	28,308	32,530
Loss from operations	(34,464)	(33,929)
Interest expense, net	13,696	10,934
Change in fair value of warrant and derivative liabilities	5,043	9,455
Other (income) expense	(11)	109
Loss before income taxes	(53,192)	(54,427)
Provision for income taxes	52	18
Net loss	(53,244)	(54,445)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(37)	20
Total comprehensive loss	$(53,281)	$(54,425)

Weighted-average shares outstanding
Basic and diluted	201,442,209	144,062,103

Net loss per share
Basic and diluted	$(0.26)	$(0.38)

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(53,244)	$(54,445)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,391	919
Non-cash interest expense	9,581	7,053
Share-based compensation expense	3,816	10,166
Provision for losses on receivables and inventory	511	3
Change in fair value of warrant and derivative liabilities	5,043	9,455
Amortization of operating right-of-use assets	378	279
Other non-cash, net	77	-
Changes in operating assets and liabilities:
Accounts receivable, net	13,072	1,992
Contract assets	(5,017)	1,423
Inventory	(1,309)	(3,990)
Accounts payable	2,844	1,009
Contract liabilities	7,676	(8,021)
Reserve for anticipated losses on contracts	(357)	(1,723)
Accrued interest	(49)	(88)
Other, net	(8,228)	3,145
Net cash used in operating activities	(22,815)	(32,823)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(2,498)	(3,162)
Net cash used in investing activities	(2,498)	(3,162)
Cash flows from financing activities:
Repayment of long-term debt	(2,551)	(518)
Payment of issuance costs	(44)	-
Proceeds from exercise of stock options	21	339
Net cash used by financing activities	(2,574)	(179)

Effect of exchange rate fluctuations on cash and cash equivalents	(75)	30

Net decrease in cash and cash equivalents	(27,962)	(36,134)
Cash and cash equivalents at beginning of period	71,663	93,561
Cash and cash equivalents at end of period	$43,701	$57,427

TERRAN ORBITAL CORPORATION

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we disclose the non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted Gross Profit

We define Adjusted Gross Profit as gross profit or loss adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

We believe that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about our gross profit adjusted for certain non-cash items. Further, we believe Adjusted Gross Profit provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit or loss as calculated in accordance with GAAP.

	Three Months Ended March 31,
	2024	2023
Gross loss	$(6,156)	$(1,399)
Share-based compensation expense	941	3,245
Depreciation and amortization	1,791	466
Adjusted gross (loss) profit	$(3,424)	$2,312

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

	Three Months Ended March 31,
	2024	2023
Net loss	$(53,244)	$(54,445)
Interest expense, net	13,696	10,934
Provision for income taxes	52	18
Depreciation and amortization	2,391	919
Share-based compensation expense	3,816	10,166
Change in fair value of warrant and derivative liabilities	5,043	9,455
Other, net(a)	11	401
Adjusted EBITDA	$(28,235)	$(22,552)

(a) - Represents other expense and other charges and items. Non-recurring legal and accounting fees related to our financing transactions are included herein.